Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2010 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, March 1, 2011 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2010.

The Company reported a net loss of $30,129,000, or $0.68 per share, for the year ended December 31, 2010, compared with a net loss of $36,136,000, or $0.82 per share, for the year ended December 31, 2009.  For the quarter ended December 31, 2010, the Company reported a net loss of $5,756,000, or $0.13 per share, compared with a net loss of $9,868,000, or $0.22 per share, for the quarter ended December 31, 2009.

At December 31, 2010, the Company had a total of approximately $82,849,000 in cash and marketable securities.

In January 2011, the Company completed a common stock offering, which combined with the full exercise of an over-allotment option, resulted in net proceeds of approximately $46.5 million, and in February 2011, the Company received a development milestone payment from Daiichi Sankyo Co., Ltd. marking the dosing of the first patient in a Phase 3 trial.

Operational Highlights for 2010

Tivantinib (ARQ 197)

•      Completion and presentations of data from a randomized Phase 2 trial in non-small cell lung cancer (NSCLC), demonstrating treatment benefits in patients with non-squamous cell histology;

•      Development partner, Daiichi Sankyo, Inc., reached agreement with the U.S. Food and Drug Administration on a Special Protocol Assessment (SPA) for the pivotal Phase 3 trial in NSCLC, in which the first patient was dosed in January 2011;

•      Advancement from an open label Phase 1 lead-in trial to a double-blind, randomized Phase 2 trial in colorectal cancer;

•      Initiation of an open label Phase 2 trial by Kyowa Hakko Kirin in gastric cancer in Asia.

Pipeline / Discovery

•      Filing of the IND (Investigational New Drug application) and enrollment of the first patient in a Phase 1 trial of ARQ 736, an inhibitor of the RAF kinases;

•      Optimization of a lead product from our oncology drug discovery collaboration with Daiichi Sankyo based on the ArQule Kinase Inhibitor Platform (AKIP™);

•      Expansion of our AKIP™ collaboration with Daiichi Sankyo.

Financials

•      Realization of significant clinical development milestone payments from Daiichi Sankyo relative to the pivotal Phase 3 NSCLC trial initiation (received in February 2011) and from Kyowa Hakko Kirin relative to the initiation of an open label Phase 2 gastric cancer trial (received in September 2010).

Plans for 2011

Tivantinib (ARQ 197)

“We began 2011 with the dosing of the first patient in the pivotal Phase 3 trial with tivantinib in combination with erlotinib for patients with non-squamous, NSCLC who have received one or two prior systemic anti-cancer therapies,” said Mr. Pucci. “We also anticipate clinical milestones in multiple indications during the next two years.  Our primary objectives with this compound for 2011 include the following:

•      Opening of substantially all of the clinical trial sites in the pivotal Phase 3 combination trial with erlotinib in NSCLC;

•      Communication of data from the randomized Phase 2 single agent trial in liver cancer in the second half of the year;

•      Continuation of patient enrollment in a randomized Phase 2 combination trial with irinotecan and cetuximab in colorectal cancer;

•      Evaluation of data from the open label Phase 1 combination trials with gemcitabine and with sorafenib, respectively, in multiple tumor types that may inform further clinical trials.

Pipeline and Discovery Platform

“We plan to advance our earlier-stage proprietary pipeline through the following activities,” said Mr. Pucci.

•      Conclusion of the Phase 1 trial with ARQ 621 (Eg5 inhibitor);

•      Substantial completion of enrollment in the Phase 1 trial with ARQ 736 (an inhibitor of the RAF kinases);

•      Completion of pre-clinical development of a candidate from our FGFR program;

•      Advancement of our recently expanded ArQule Kinase Inhibitor Platform (AKIP™) discovery collaboration with Daiichi Sankyo.

Liquidity Position

“Our liquidity position at the end of 2010 was approximately $82.8 million in cash and marketable securities,” said Mr. Pucci. “In January 2011, we completed a successful equity financing that resulted in net proceeds of $46.5 million, and in February 2011, we received a milestone payment from Daiichi Sankyo that further strengthened our financial position. In light of these two cash inflows, cash, cash equivalents and marketable securities on hand at December 31, 2010 and our collaboration agreements, we expect that our available cash and cash equivalents will be sufficient to finance our working capital requirements into 2013.”

Revenues and Expenses

Revenues for the year ended December 31, 2010 were $29,221,000, compared with revenues of $25,198,000 for the year ended December 31, 2009.  For the quarter ended December 31, 2010, revenues were $7,520,000, compared with revenues of $7,286,000 for the quarter ended December 31, 2009.

Revenues in 2010 included research and development revenue from the Company’s tivantinib development and AKIP™ research collaboration agreements with Daiichi Sankyo and its tivantinib license agreement with Kyowa Hakko Kirin.  The increases in the 2010 periods were primarily due to additional revenue recognized from the Kyowa Hakko Kirin agreement and from the Daiichi Sankyo agreements, net of cost-sharing obligations.

Fiscal 2010 research and development expenses were $47,034,000, compared with $49,495,000 for fiscal 2009.  Fourth quarter 2010 research and development expenses were $10,797,000, compared with $14,136,000 for the fourth quarter 2009.  Research and development expenses decreased in fiscal 2010 primarily due to a decrease in costs associated with tivantinib clinical programs partially offset by an increase in other preclinical and clinical costs.

General and administrative expenses for fiscal 2010 were $13,477,000, compared to $13,317,000 for fiscal 2009.  Fourth quarter 2010 general and administrative costs were $3,449,000, compared with $3,320,000 for the fourth quarter 2009.

2011 Financial Guidance

For 2011, ArQule expects net use of cash to range between $40 and $45 million.  Revenues are expected to range between $27 and $32 million.  Net loss is expected to range between $35 and $40 million, and net loss per share to range between $(0.66) and $(0.75) for the year.  ArQule expects to end 2011 with between $85 and $90 million in cash and marketable securities.  This guidance includes certain milestone assumptions from corporate partnership agreements.

Conference Call and Webcast

ArQule will hold a conference call today at 9:00 a.m. Eastern Time.

Date:	Tuesday, March 1, 2011
Time:	9:00 a.m., Eastern Time
Conference Call Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	www.arqule.com

A replay of the conference call will be available beginning two hours after the completion of the call until March 8, 2011 and can be accessed by dialing toll-free (800) 642-1687 and outside the U.S. (706) 645-9291.  The confirmation code for replayed calls is 40616764.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib, also known as ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and with ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2011 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2011), key corporate objectives for 2011, ability to fund operations with current cash and marketable securities, and its agreements with Daiichi Sankyo, Inc.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 621 and ARQ 736 may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Research and development revenue (1)	$7,520	$7,286	$29,221	$25,198

Costs and expenses:
Research and development	10,797	14,136	47,034	49,495
General and administrative	3,449	3,320	13,477	13,317
Total costs and expenses	14,246	17,456	60,511	62,812

Loss from operations	(6,726)	(10,170)	(31,290)	(37,614)

Interest income	45	248	619	1,089
Interest expense	(7)	(150)	(274)	(655)
Other income (2) (3)	932	354	266	1,594
Net loss before taxes	(5,756)	(9,718)	(30,679)	(35,586)

Benefit from (provision for) income taxes	—	(150)	550	(550)

Net loss	$(5,756)	$(9,868)	$(30,129)	$(36,136)

Basic and diluted net loss per share:
Net loss per share	$(0.13)	$(0.22)	$(0.68)	$(0.82)

Weighted average basic and diluted common shares outstanding	44,621	44,397	44,529	44,169

(1)   Research and development revenue is shown net of collaboration contra-revenue of $1.8 million and $3.3 million for the quarter and year ended December 31, 2010, respectively.

(2)   The 2010 periods include approximately $1.0 million of cash grants received under the Qualified Therapeutic Drug Program (QDTP) and a net loss from auction rate securities and auction rate put option.

(3)   The 2009 periods include a net gain from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	December 31, 2010	December 31, 2009
Cash, equivalents and marketable securities- short term	$80,695	$154,677
Marketable securities- long term	2,154	8,814
	$82,849	$163,491

Total assets	$88,866	$171,880
Notes payable	$1,700	$46,100
Stockholders’ equity (deficit)	$(14,562)	$11,535

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